Exhibit 99.1

Contacts:	Investors:
Arbor Realty Trust, Inc.	Stephanie Carrington/ Denise Roche
Rick Herbst, Chief Financial Officer	The Ruth Group
516-832-7408	646-536-7017 / 7008
rick.herbst@thearbornet.com	scarrington@theruthgroup.com
droche@theruthgroup.com
Media:
Bonnie Habyan, SVP of Marketing
516-229-6615
bonnie.habyan@thearbornet.com

Arbor Realty Trust Declares Fourth Quarter 2004 Dividend

Uniondale, NY, January 13, 2005 -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred equity investments, mortgage-related securities and other real estate related assets, announced today that its Board of Directors declared a quarterly cash dividend of $0.47 per share of common stock for the quarter ended December 31, 2004. The dividend is payable on February 15, 2005 to common shareholders of record on January 31, 2005.

Ivan Kaufman, Chairman and Chief Executive Officer, commented, “We are pleased to announce that Arbor’s Board of Directors has increased the quarterly cash dividend for the second time since its initial public offering in April 2004. The increase reflects our strong financial performance in 2004 and the strength of our portfolio. We remain committed to returning value to our shareholders and look forward to continuing our success in 2005.”

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. is a real estate investment trust, which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage-related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 15 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed from time to time in Arbor’s periodic and other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.